Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2014 Results

Announces Resignation of Chief Executive Officer Thomas Fortin

Director Michael R. Dunn Appointed Interim CEO

Greenville, South Carolina – October 30, 2014 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the third quarter and nine-month period ended September 30, 2014.

Third Quarter 2014 Highlights

•	Total third quarter 2014 revenue was $53.9 million, a 21.7% increase from the prior-year period. Same-store[1] revenue growth for the third quarter of 2014 was 14.7%.

•	Finance receivables as of September 30, 2014 were $543.4 million, an increase of 5.7% from the prior-year period. Same-store finance receivables growth for the third quarter of 2014 was 0.2%.

•	Net income for the third quarter of 2014 was $1.4 million, an 80.7% decrease from the prior-year period. Diluted earnings per share were $0.11 based on a diluted share count of 12.9 million.

•	GAAP annualized net charge-offs as a percentage of average finance receivables for the third quarter of 2014 were 10.3%, an increase from 6.5% in the prior-year period. During the quarter, the Company changed its charge-off policy and incurred $2.1 million of charge-offs for accounts that were 180 or more days past due. Excluding the $2.1 million of one-time charge-offs caused by the Company’s charge-off policy change, non-GAAP annualized net charge-offs as a percentage of finance receivables for the third quarter of 2014 were 8.7%. Provision for credit losses for the third quarter of 2014 was 41.8% of revenue, an increase from 25.0% in the prior-year period. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and the table included with this release.

•	Regional Management opened three new branches in the third quarter of 2014; as of September 30, 2014, Regional Management’s branch network consisted of 296 locations.

[1]	Defined as stores open for at least 13 months.

Chief Executive Officer Transition

Regional Management also announced today the resignation of Thomas F. Fortin as the Company’s Chief Executive Officer and from the Company’s Board of Directors. Director Michael R. Dunn was appointed as interim CEO, effective immediately. The Company’s Board of Directors will be conducting a search process among internal and external candidates for a permanent CEO.

Mr. Dunn was appointed a director of Regional Management in July 2014. From 2007 through 2013, Mr. Dunn was a partner at the private equity firm of Brysam Global Partners, a specialized firm focused on investing in international banking and consumer lending companies. Mr. Dunn served as a board or alternate board member for all of Brysam’s portfolio companies. Prior to that, Mr. Dunn was with Citigroup for over 30 years, where he was the Chief Financial Officer of the Global Consumer Group from 1996 through 2007, adding the title of Chief Operating Officer of the Group in 2005. Citigroup’s Global Consumer Finance group included consumer finance businesses around the world. He was also a member of the Citigroup Operating and Management Committees. He holds a Bachelor of Science degree from New York University, attended the University of Michigan Executive Program and is a Certified Public Accountant in New York State.

“On behalf of the Board, I want to thank Tom for his valuable contributions to Regional Management’s growth and our emergence as a publicly traded company over the past seven years and wish him the best in his future endeavors,” said Alvaro G. de Molina, Chairman of the Board of Directors.

Third Quarter 2014 Commentary

“Regional has a terrific installment lending platform and a great customer base that we plan to further leverage, and, along with selected expansion, will be the engine for future growth. My short-term priorities will be to work closely with the management team and our employees and focus on delivering future growth,” said Mr. Dunn. “Our third quarter results were impacted by a charge of $6.5 million to augment our provision for credit losses, necessitated by a higher than normal proportion of lower credit quality loans originated in our summer direct mail campaigns. These lower credit quality loans typically experience higher delinquencies and we have already seen our direct mail delinquency significantly increase. This higher delinquency rolls into higher subsequent charge-offs and GAAP requires us to reserve for that today. Delinquencies for all other loan categories, including branch-based small installment loans, declined or were stable from the second quarter of 2014.”

“The direct mail campaigns for the fourth quarter have been adjusted to prevent the same issue from occurring,” continued Mr. Dunn. “We have returned to what has worked in the past, which should substantially reduce the ongoing volatility of our direct mail delinquency rates, but as a result, we expect to see an elevated net charge-off rate for the next several months.”

“In addition, we decided to postpone the implementation of our GOLDPoint loan management system platform until the first quarter of 2015. The postponement shifts the loan management system implementation out of the busy holiday season – when we are focused on growing our business – into a time period where seasonality is lower and gives us an opportunity to fully concentrate on it. We have completed extensive training for employees in all of our branches as well as a series of successful test cutovers from our current loan management system to GOLDPoint, and thus expect minimal additional expense related to the postponement. Our overall long-term growth strategy remains intact and these adjustments and changes do not affect our de novo growth plans for 2015,” concluded Mr. Dunn.

Third Quarter 2014 Results

For the third quarter ended September 30, 2014, Regional Management reported total revenue of $53.9 million, a 21.7% increase from $44.3 million in the prior-year period. Interest and fee income for the third quarter of 2014 was $48.8 million, a 22.9% increase from $39.7 million in the prior-year period, primarily due to a shift in product mix toward higher-yielding small installment loans and a 5.7% year-over-year increase in finance receivables. Insurance income for the third quarter of 2014 was $2.6 million, a 7.2% decrease from the prior-year period. Same-store revenue growth for the third quarter of 2014 was 14.7%.

Finance receivables outstanding at September 30, 2014 were $543.4 million, a 5.7% increase from $514.0 million in the prior-year period. Finance receivables increased primarily due to the addition of 32 de novo branches since September 30, 2013.

Provision for credit losses in the third quarter of 2014 was $22.5 million versus $11.1 million in the prior-year period, primarily due to an elevated level of delinquencies. Annualized net charge-offs as a percentage of average finance receivables for the third quarter of 2014 were 10.3%, an increase from 6.5% in the prior-year period. Excluding $2.1 million of one-time charge-offs caused by the Company’s charge-off policy change, non-GAAP annualized net charge-offs as a percentage of finance receivables for the third quarter of 2014 were 8.7%.

General and administrative expenses for the third quarter of 2014 were $25.3 million, an increase of 44.2% from $17.5 million in the prior-year period, primarily related to increased personnel costs from opening an additional 32 branches since September 30, 2013 and costs related to the implementation of the GOLDPoint loan management system platform. The Company also incurred higher home office expenses to build out its infrastructure for improved execution and to support future growth. Regional Management’s efficiency ratio — the percentage of general and administrative expenses compared to total revenue — was 46.9% in the third quarter of 2014, an increase of 730 basis points from 39.6% in the prior-year period. Excluding one-time GOLDPoint system costs of $0.6 million in the third quarter of 2014, Regional Management’s efficiency ratio would have been 45.8%.

Net income for the third quarter of 2014 was $1.4 million, an 80.7% decrease compared to net income of $7.2 million in the prior-year period. Diluted earnings per share for the third quarter of 2014 were $0.11, a decrease from $0.56 in the prior-year period.

Nine Month 2014 Results

For the nine-month period ended September 30, 2014, Regional Management reported total revenue of $150.9 million, a 23.6% increase from $122.1 million in the prior-year period.

Interest and fee income for the nine-month period ended September 30, 2014 was $135.8 million, a 25.0% increase from $108.7 million in the prior-year period, primarily due to a shift in product mix toward higher-yielding small installment loans and an increase in finance receivables. Insurance income for the nine-month period ended September 30, 2014 was $8.4 million, a 1.9% decrease from the prior-year period.

Provision for loan losses in the nine-month period ended September 30, 2014 was $53.1 million versus $27.6 million in the prior-year period, primarily due to increased net charge-offs combined with elevated delinquency levels for the Company’s direct mail loans. GAAP annualized net charge-offs as a percentage of average finance receivables for the nine-month period ended September 30, 2014 was 10.1%, an increase from 6.5% in the prior-year period. Excluding $2.1 million of one-time charge-offs in the nine months ended September 30, 2014 caused by the Company’s charge-off policy change, non-GAAP annualized net charge-offs as a percentage of finance receivables for the nine-month period ended September 30, 2014 was 9.6%.

General and administrative expenses for the nine-month period ended September 30, 2014 were $68.4 million, an increase of 32.6% from $51.6 million in the prior-year period, primarily due to increased personnel costs from opening an additional 32 branches since September 30, 2013. Regional Management’s efficiency ratio in the nine-month period ended September 30, 2014 was 45.3%, an increase of 310 basis points from 42.2% in the prior-year period. Excluding a $1.4 million pre-tax benefit related to a one-time reversal of vacation pay liability and one-time GOLDPoint system costs of $1.4 million, Regional Management’s efficiency ratio for the nine-month period ended September 30, 2014 would have remained 45.3%.

GAAP net income for the nine-month period ended September 30, 2014 was $11.4 million, a 44.0% decrease compared to GAAP net income of $20.4 million in the prior-year period, and diluted earnings per share for the nine-month period ended September 30, 2014 were $0.88 compared to $1.59 in the prior-year period. Excluding $1.4 million of pre-tax benefit related to a one-time reversal of vacation pay liability and one-time GOLDPoint system costs of $1.4 million, non-GAAP net income for the nine-month period ended September 30, 2014 remained $11.4 million and non-GAAP diluted earnings per share remained $0.88.

Liquidity and Capital Resources

As of September 30, 2014, Regional Management had finance receivables of $543.4 million and outstanding debt of $339.3 million on its $500.0 million senior revolving credit facility and on its $1.5 million cash management line of credit.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM Eastern. Both the call and webcast are open to the general public.

The dial-in number for the conference call is (866) 270-6057, passcode 99196971 – please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay of the call will be available two hours following the end of the call through midnight Eastern on Thursday, November 6 at www.RegionalManagement.com and by telephone at (888) 286-8010, passcode 34890276.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue
Interest and fee income	$48,789	$39,708	$135,826	$108,674
Insurance income, net	2,636	2,839	8,412	8,575
Other income	2,484	1,758	6,689	4,838

Total revenue	53,909	44,305	150,927	122,087

Expenses
Provision for credit losses	22,542	11,078	53,106	27,554
General and administrative expenses
Personnel	14,042	9,681	38,284	29,786
Occupancy	4,179	3,167	11,312	8,380
Marketing	1,756	983	4,488	2,836
Other	5,307	3,703	14,297	10,556
Interest expense	3,848	3,913	11,167	10,236

Total expenses	51,674	32,525	132,654	89,348

Income before income taxes	2,235	11,780	18,273	32,739
Income taxes	838	4,539	6,852	12,330

Net income	$1,397	$7,241	$11,421	$20,409

Net income per common share:
Basic	$0.11	$0.58	$0.90	$1.63

Diluted	$0.11	$0.56	$0.88	$1.59

Weighted average common shares outstanding:
Basic	12,713,532	12,585,985	12,686,777	12,558,075

Diluted	12,934,015	12,927,493	12,950,137	12,863,346

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash	$3,831	$4,121
Gross finance receivables	656,079	658,176
Less unearned finance charges, insurance premiums, and commissions	(112,726)	(113,492)

Finance receivables	543,353	544,684
Allowance for credit losses	(43,301)	(30,089)

Net finance receivables	500,052	514,595
Property and equipment, net of accumulated depreciation	8,553	7,100
Deferred tax asset, net	2,915	—
Repossessed assets at net realizable value	733	548
Goodwill	716	716
Intangible assets, net	978	1,386
Other assets	5,042	5,422

Total assets	$522,820	$533,888

Liabilities and Stockholders’ Equity
Liabilities:
Deferred tax liability, net	$—	$2,653
Accounts payable and accrued expenses	9,864	7,312
Senior revolving credit facility	339,323	362,750

Total liabilities	349,187	372,715
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000,000 shares authorized, no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.10 par value, 1,000,000,000 shares authorized, 12,715,573 and 12,652,197 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,272	1,265
Additional paid-in-capital	84,349	83,317
Retained earnings	88,012	76,591

Total stockholders’ equity	173,633	161,173

Total liabilities and stockholders’ equity	$522,820	$533,888

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands)

	Three Months Ended September 30,
	2014		2013
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small installment loans	$299,558	48.6%	$235,533	44.4%
Large installment loans	42,691	26.6%	43,867	26.8%
Automobile purchase loans	168,226	19.6%	181,761	20.3%
Retail purchase loans	27,271	18.6%	31,197	18.1%

Total interest and fee yield	$537,746	36.3%	$492,358	32.3%

Total revenue yield	$537,746	40.1%	$492,358	36.0%

	Components of Increase in Interest and Fee Income Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$7,608	$2,690	$10,298
Large installment loans	(80)	(13)	(93)
Automobile purchase loans	(703)	(280)	(983)
Retail purchase loans	(174)	33	(141)

Total increase in interest and fee income	$6,651	$2,430	$9,081

	Net Loans Originated (1) Three Months Ended September 30,
	2014	2013
Small installment loans	$174,325	$155,294
Large installment loans	11,301	12,266
Automobile purchase loans	16,222	25,474
Retail purchase loans	7,725	8,436

Total finance receivables	$209,573	$201,470

(1)	Represents balance of loan originations net of unearned finance charges

	Three Months Ended September 30,
	2014		2013
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$13,825	10.3%	$8,015	6.5%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$22,542	41.8%	$11,078	25.0%
General and administrative expenses	$25,284	46.9%	$17,534	39.6%

	Amount	Growth Rate	Amount	Growth Rate
Same store finance receivables at period-end/growth rate	$505,660	0.2%	$450,437	16.5%
Same store revenue during period/growth rate	$50,497	14.7%	$39,748	16.1%
Number of branches in calculation	263		206

	Nine Months Ended September 30,
	2014		2013
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small installment loans	$281,550	46.3%	$207,408	43.6%
Large installment loans	42,585	26.8%	46,069	27.9%
Automobile purchase loans	173,252	19.7%	177,071	20.4%
Retail purchase loans	28,879	18.3%	30,914	18.0%

Total interest and fee yield	$526,266	34.4%	$461,462	31.4%

Total revenue yield	$526,266	38.2%	$461,462	35.3%

	Components of Increase in Interest and Fee Income Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$25,505	$4,450	$29,955
Large installment loans	(746)	(304)	(1,050)
Automobile purchase loans	(593)	(942)	(1,535)
Retail purchase loans	(272)	54	(218)

Total increase in interest and fee income	$23,894	$3,258	$27,152

	Net Loans Originated (1) Nine Months Ended September 30,
	2014	2013
Small installment loans	$399,078	$353,364
Large installment loans	32,995	35,036
Automobile purchase loans	51,326	80,292
Retail purchase loans	22,350	25,534

Total finance receivables	$505,749	$494,226

(1)	Represents balance of loan originations net of unearned finance charges

	Nine Months Ended September 30,
	2014		2013
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$39,894	10.1%	$22,488	6.5%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$53,106	35.2%	$27,554	22.6%
General and administrative expenses	$68,381	45.3%	$51,558	42.2%

	As of September 30,
	2014		2013		2012
	Finance Receivables	Percentage of Total	Finance Receivables	Percentage of Total	Finance Receivables	Percentage of Total
Small installment loans	$310,424	57.1%	$256,698	49.9%	$158,530	39.8%
Large installment loans	42,177	7.8%	43,200	8.4%	52,565	13.2%
Automobile purchase loans	163,825	30.1%	182,763	35.6%	160,979	40.4%
Retail purchase loans	26,927	5.0%	31,364	6.1%	26,505	6.6%

Total finance receivables	$543,353	100.0%	$514,025	100.0%	$398,579	100.0%

Number of branches at period end	296		264		213
Average finance receivables per branch	$1,836		$1,947		$1,871

	September 30, 2014		December 31, 2013		September 30, 2013
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$43,301	8.0%	$30,089	5.5%	$28,682	5.6%

Current	404,756	74.5%	407,571	74.9%	386,770	75.2%
1 to 29 days delinquent	98,304	18.1%	93,303	17.1%	89,964	17.5%

Delinquent accounts:
30 to 59 days	19,274	3.6%	17,088	3.1%	16,423	3.2%
60 to 89 days	9,406	1.7%	9,267	1.7%	7,569	1.5%
90 to 119 days	5,508	1.0%	6,842	1.3%	5,315	1.0%
120 to 149 days	4,284	0.8%	5,108	0.9%	3,149	0.6%
150 to 179 days	1,821	0.3%	3,409	0.6%	1,896	0.4%
180 days and over (1)	—	0.0%	2,096	0.4%	2,939	0.6%

Total contractual delinquency (1)	$40,293	7.4%	$43,810	8.0%	$37,291	7.3%

Total finance receivables	$543,353	100.0%	$544,684	100.0%	$514,025	100.0%

(1)	The charge-off of 180 days and over delinquent accounts in September 2014 due to a change in the Company’s charge-off policy reduced total contractual delinquency at September 30, 2014 by 0.5%. Contractual delinquency at September 30, 2014 would have been 7.9% had this change in policy not occurred.

Regional Management Corp. and Subsidiaries

Unaudited Non-GAAP Reconciliation of Selected Financial Data

(in thousands, except per share amounts)

Because it adjusts for certain non-recurring and non-cash items, the Company believes that these non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Three Months Ended September 30, 2014
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$25,284	$(615	)(1)	$24,669

Efficiency ratio	46.9%			45.8%

	Nine Months Ended September 30, 2014
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$68,381	$(20	)(2)(3)	$68,361

Income taxes	$6,852	$8	(4)	$6,860

Net income	$11,421	$12		$11,433

Diluted net income per common share	$0.88			$0.88
Diluted weighted average common shares outstanding	12,950,137			12,950,137

Efficiency ratio	45.3%			45.3%

	Three Months Ended September 30, 2014
	Actual	Adjustments		Non-GAAP
Net charge-offs	$13,825	$(2,106	)(5)	$11,719

Net charge-offs as a percentage of average receivables	10.3%			8.7%

	Nine Months Ended September 30, 2014
	Actual	Adjustments		Non-GAAP
Net charge-offs	$39,894	$(2,106	)(5)	$37,788

Net charge-offs as a percentage of average receivables	10.1%			9.6%

(1)	Exclude one-time loan system conversion costs of $615
(2)	Benefit related to the reversal of vacation pay liability of $1,388
(3)	Exclude one-time loan system conversion costs of $1,408
(4)	Tax effect of (2) and (3)
(5)	One-time charge-off of 180+ delinquent accounts due to policy change